Exhibit 10.46

PERFORMANCE-BASED DEFERRED STOCK GRANT
THE PRINCETON REVIEW, INC.

Date of Issue:
Granted To:
Social Security No.:

Grant No.:
Deferral Period: 1/1/06 through 12/31/07	Target Award: _______ Shares
Vesting Date: December 31, 2007

Your Performance-Based Deferred Stock Grant

The definition of any terms used herein may be found in the Princeton Review Glossary dated March 1st, 2004.

Subject to the restrictions, terms and conditions of the Stock Incentive Plan and this agreement (this “Agreement”), the Company hereby awards to you a deferred stock award for the right to receive a target amount of ________ shares of Common Stock (the “Award”), subject to adjustment based on the achievement of the financial performance goals set forth herein, in respect of the period from January 1, 2006 through December 31, 2007 (the “Deferral Period”).  One-half of the target award shall be earned based on the achievement of Budgeted Earnings Per Share for the Deferral Period and one-half of the target award shall be earned based on the achievement of Budgeted Return on Assets for the Deferral Period.

Vesting of Award

The Award shall vest based on the achievement of the financial performance goals set forth below measured as of December 31, 2007 (the “Vesting Date”), subject to your continued employment with the Company or any Related Company through the Vesting Date.  There shall be no proportionate or partial vesting of the Award during the Deferral Period prior to the Vesting Date; provided that upon the occurrence of a Change in Control during the Deferral Period while you are employed by the Company or a Related Company, the Award shall become fully and immediately vested at the maximum performance levels, and shall be payable in accordance with the payment provisions set forth below.

PERFORMANCE CRITERION I – BUDGETED EARNINGS PER SHARE FOR THE DEFERRAL PERIOD

Performance Level	Cumulative EPS for Deferral Period	Shares Payable as a % of Target

Threshold	$___	25%
Target	$___	50%
Maximum	$___	100%

PERFORMANCE CRITERION II – BUDGETED RETURN ON ASSETS FOR THE DEFERRAL PERIOD

Performance Level	Budgeted ROA for Deferral Period	Shares Payable as a % of Target

Threshold	__%	25%
Target	__%	50%
Maximum	__%	100%

Termination of Employment

In the event that you experience a termination of employment with the Company or any Related Company for any reason prior to the Award becoming vested in accordance with the terms hereof, the Award shall be immediately forfeited and automatically cancelled without further action of the Company.

Payment of Award

Subject to the provisions of the following paragraph, any payment in respect of the Award hereunder shall be made in shares of Common Stock as soon as practicable in 2008 following the date on which the Committee, in its sole discretion, certifies the level of achievement of the financial performance goals of the Company for the Deferral Period.  The actual number of shares paid to you for the achievement of performance levels falling between the threshold, target and maximum levels (as set forth above) shall be determined based on straight-line interpolation, rounded up to the nearest whole share.

Upon the occurrence of a Change in Control of the Company, the Award shall be immediately payable in shares of Common Stock at the maximum performance levels set forth above.

You shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable foreign, federal, state, provincial and local taxes that the Company is required to withhold at any time in respect of the Award hereunder.  In the absence of such arrangements, the Company or one of its Related Companies shall have the right to withhold such taxes from your normal pay or other amounts payable to you, including, but not limited to, the right to withhold shares otherwise deliverable to you hereunder.  In addition, any statutorily required withholding obligation may be satisfied, in whole or in part, at your election, in the form and manner prescribed by the Committee, by delivery of shares of Common Stock (including shares issuable under this Agreement).

Conditions to Award

This Award is subject to the following terms and conditions:

(1)

You shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Award hereunder.  Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the Award in violation of the Stock Incentive Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same.

(2)

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement.  You shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in your possession in order to carry out the provisions of this section.

(3)

Any shares of Common Stock issued to you hereunder will be issued by the Company in reliance upon the following express representations and warranties.  You acknowledge, represent and warrant that:  (a) you have been advised that you may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”), and in this connection the Company is relying in part on your representations set forth in this section; (b) if you are deemed an affiliate within the meaning of Rule 144 of the Act, any shares of Common Stock issued hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares and the Company is under no obligation to register the shares (or to file a “re-offer prospectus”); and (c) if you are deemed an affiliate within the meaning of Rule 144 of the Act, you understand that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the shares may be made only in limited amounts in accordance with such terms and conditions.

(4)

You shall not have any privileges of a stockholder of the Company with respect to the shares of Common Stock payable hereunder, including without limitation any right to vote such shares or to receive dividends or other distributions in respect thereof, until the date of the issuance to you of a share certificate evidencing such shares.  No adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Stock Incentive Plan.  Nothing in this Agreement shall confer upon you any right to continue as an employee of the Company or any Related Company or to interfere in any way with any right of the Company to terminate your employment at any time.

(5)

This Agreement is subject to all the terms, conditions and provisions of the Stock Incentive Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Stock Incentive Plan or the Award as may be adopted by the Committee and as may be in effect from time to time.  The Stock Incentive Plan is incorporated herein by reference.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Stock Incentive Plan, the Stock Incentive Plan shall control, and this Agreement shall be deemed to be modified accordingly.  This Agreement and the Stock Incentive Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede any prior agreements between you and the Company with respect to the subject matter hereof, whether written or oral.

(6)

To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with section 409A of the Code and the regulations thereunder or any other applicable law, and may also amend, suspend or terminate this Agreement subject to the terms of the Stock Incentive Plan.  This Agreement is intended to comply with the applicable requirements of section 409A of the Code and shall be limited, construed and interpreted in a manner so as to comply therewith.

(7)

You shall forfeit the Award hereunder if you do not execute this Agreement within a period of 60 days from the date that you receive this Agreement (or such other period as the Committee shall provide).

(8)	Miscellaneous.

	(a)	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

	(b)	This Agreement shall be governed and construed in accordance with the laws of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

	(c)	This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(d)

The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(e)

[You hereby acknowledge and agree that by executing this Agreement, all rights, benefits and privileges to which you are entitled with respect to any stock options granted to you under the Stock Incentive Plan in 2005 that are unvested on the date hereof shall be forfeited as of the date hereof and such options shall be of no further force and effect.  In accordance with the foregoing and in consideration for the award(s) granted to the you on the date hereof, you hereby release the Company from any and all of the obligations relating to such forfeited options.][1]

Please retain this copy for your files.

THE PRINCETON REVIEW, INC.

By:
Title:

[1]	Applicable only to those employees who received stock options in 2005.